                                                                    Exhibit 99.1
[BATTLE MOUNTAIN GOLD LOGO]                                              N E W S

                                                               IMMEDIATE RELEASE
                                                           CONTACT: LES VAN DYKE
                                           (713) 653-7248 or lvandyke@bmgold.com
                                                        Web Page: www.bmgold.com

              BATTLE MOUNTAIN GOLD POSTS SMALL FIRST QUARTER LOSS,
                   BUT CONTINUES STRONG OPERATING PERFORMANCE

         Houston, May 1, 2000 -- Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) today reported a first quarter consolidated net loss of $3.5 million, or 2 cents per share. The first quarter loss compares with a net loss of $14.5 million, or 6 cents per share, in the same period last year.

         BMG President and Chief Operating Officer, John A. Keyes, said that first quarter gold production of 199,000 ounces and cash costs of $168 per ounce are better than forecast and position the Company to achieve its production and cash cost forecasts for the year.

         The average realized gold price increased slightly to $290 per ounce, compared with $286 in the first quarter of last year. Cash flow from operations increased to $5.5 million for the quarter as a result of improving gold prices and production. The Company's cash position was $62.2 million at the end of the first quarter, including $40 million in restricted cash related to the Company's loan facility, which will be applied against BMG's long-term debt in 2003. During the quarter, the Company made additional debt repayments under the loan facility of $10 million, necessitated by a decline in the value of the Company's investment in the securities of Lihir Gold Limited.

         Keyes noted that the Company continues to make solid strides forward, in spite of the continuing difficult gold price environment. In addition to the increased production and lower cash operating costs achieved during the quarter, the Company:

- Identified opportunities to significantly improve the economics and expand the production of its Phoenix project.

- Continued to demonstrate the viability of the Llallagua bio-oxidation project.

-   Concluded a new milling agreement at Holloway.

- Received additional encouragement from its exploration work at Holloway and Casposo.

                                   OPERATIONS

         In Canada, the GOLDEN GIANT mine performed well during the quarter and is expected to be on target for the year. Block 5 production is underway and shaft deepening operations are scheduled for completion in mid 2000. The 88%-owned KORI KOLLO mine more....

BMG REPORTS FIRST QUARTER RESULTS, ADD 1.....

in Bolivia also continued to have good performance with production slightly ahead of plan. Cash operating costs for the period were lower than target. Opportunities to improve productivity and to treat a portion of the Kori Kollo ore by bio-oxidation to enhance recoveries have been identified and are being pursued. The 84.65%-owned HOLLOWAY mine performed better than plan with both higher throughput and higher grades. On March 14, Holloway completed 1 million hours worked without a lost time injury. In early April, a revised custom milling agreement was concluded with Barrick Gold Corporation. The new 10-year contract addresses Holloway's long term milling issues and is expected to lower operating costs about $15 per ounce. The mill is being expanded, on an equal shared-cost basis, to a capacity of 1.1 million tons per year, sufficient to allow all of Holloway's targeted production to be processed at the facility. The expansion is expected to be completed by year end. BMG's 50% joint venture interest in the VERA/NANCY mine at the Pajingo complex in Queensland, Australia, performed slightly below plan, but is expected to be on target for the year.

                                  DEVELOPMENT

         At the PHOENIX development project at the Battle Mountain Complex in Nevada, the Company announced in mid April that it expects to significantly improve the economics and expand production. The project is now expected to have lower cash costs and a greater return on investment than previously envisioned because of the higher milling rate achievable with the increasing reserve base. The Final Feasibility study, originally scheduled for completion at the end of the first quarter of 2000 is now expected to be completed in the second quarter of 2000. The extra time will allow work to be completed which targets a number of improvements.

         Predicated on a $300 gold price, which was used to demonstrate the robustness of the project, and estimated capital expenditures of $189 million, improvements in the new 30,000 ton per day (tpd) target scenario include:

-  Increasing the milling rate by 40% to 30,000 tpd

-  Increasing production to average 385,000 oz/yr over 13 years

- Improving pre-tax internal rate of return to over 18% and reducing pay back to about 5 years

-  Lowering cash operating costs to below $175 per ounce

- Incorporating sulfidization, acidification, recirculation and thickening, or "SART" technology to increase average mill recovery of gold to 84.5%, reduce cyanide consumption and improve copper recovery

- Increasing reserves and resources to at least 6.2 million ounces, with upside potential

-  Reducing the strip-ratio to 2.1:1

-  Doubling the net asset value

         Keyes noted that the Phoenix project clearly stands out as one of the best undeveloped gold projects in North America. He added that the Company has identified, and will begin exploring, a number of potential financing options which it believes can more....

BMG REPORTS FIRST QUARTER RESULTS, ADD 2.....

help overcome financing hurdles for the project created by the current low gold price environment. Project commissioning is envisioned late in the first quarter of 2002, assuming timely completion of permitting and construction activities.

         In other development activity in Bolivia, work is advancing on the year-long 200,000-ton pilot plant test of the LLALLAGUA bio-oxidation heap leach project adjacent to Kori Kollo. A total of 21,500 tons of bio-oxidized ore was processed through the mill circuit in January and February. Recovery for the material processed during the first quarter ranged between 65% and 70%, compared with original recoveries of between 18% and 39% prior to bio-oxidation. Additional resource drilling at Llallagua was completed during the first quarter, as was project scoping work, and mine planning efforts began during March. The project is expected to have low development costs using the existing Kori Kollo infrastructure.

                                  EXPLORATION

         Positive exploration developments for the first quarter include significant drill results from the Holloway area in Canada, Copper Basin in Nevada, Casposo in Argentina, and Llallagua in Bolivia.

         Exploration in Canada during the quarter focused on the HOLLOWAY area. Surface drilling continued on the BLACKTOP deposit near the Holloway mine, where work to date has indicated a resource of at least 500,000 ounces of gold, with upside potential. There is sufficient drill data on a portion of this mineralization to outline a mineable resource of 445,000 tons, grading 0.225 opt, or approximately 100,000 ounces which would be in the proven and probable reserve category once access to this area is obtained. On the Teddy Bear property surrounding the Holloway mine, exploration drilling was initiated to evaluate three "satellite reserve" opportunities within 1,650 feet of the underground workings. The opportunities lie within the 500 XP Lightning zone, the Contact zone and the Lightning zone. Results are pending. Collectively, additional resources in all of these areas currently total approximately 750,000 ounces. All of these zones are potential satellite ore bodies that could be accessed via underground from the Holloway mine and will be the focus of exploration work this year at Holloway.

         Aside from the Phoenix development work, exploration drilling at the BATTLE MOUNTAIN COMPLEX during the first quarter of 2000 focused on the Copper Basin area 7 miles to the north of Phoenix. Follow-up drilling at the Surprise area at Copper Basin continued to generate excellent results. Step-out holes expanded the wide intercepts of high-grade oxide gold mineralization overlying copper ore. Some of this mineralization occurs at depths of only 25-50 ft. beneath the bedrock surface. A six hole program in February and early March extended the mineralized zones to the west and southwest. Assays include 0.096 opt gold over 65 ft and 0.09 opt gold over 90 ft. Significant copper intersections were also returned, including 0.43% Cu over 95 ft. and 1% CU over 40 ft. Follow-up drilling is under way.

                                                                        more....

BMG REPORTS FIRST QUARTER RESULTS, ADD 3.....

         In Argentina, work focused on the CASPOSO project, where a 12-hole 7,500 foot program was completed in the Kamila, Mercado and Cerro Norte zones. Significant results include: 0.479 opt Au and 7.58 opt Ag/30.5 ft;
0.242 opt Au and 2.87 opt Ag/34.5 ft; 0.041 opt Au and 17.28 opt Ag/26 ft; and 0.028 opt Au and 7.39 opt Ag/23 ft. Further drilling is under way with excellent potential to expand this resource.

                                     OTHER

         The Company has revised the financial statement presentation of its former interest in Niugini Mining Limited (NML), which was merged with Lihir Gold Ltd. in February 2000. The revisions have no impact on annual net income, earnings per share or total net assets, and no ultimate impact on the Company's March 31, 2000 cash balance.

         As of December 31, 1998, the Company resolved that it would dispose of NML and therefore deconsolidated the subsidiary from its financial statements. However, in accordance with provisions of Statement of Financial Accounting Standards No. 94, the Company will now present NML in its 1998 and 1999 financial statements on a consolidated basis. The Company's net interest in NML was previously recorded as an asset held for sale of $108.3 million and $61.7 million in the Company's December 31, 1998 and 1999 balance sheets, respectively. As a result of the revisions, it will now be recorded in those periods primarily as cash of $49.6 million and $54.7 million, investments in Lihir of $149.3 million and $68.4 million, and minority interest of $89.6 million and $59.1 million, respectively. In addition, net income for the quarter ended December 31, 1999 will be increased by $6.6 million and net income for the quarter ended September 30, 1999 will be reduced by a corresponding amount, reflecting the reversal of the market value gain recorded in the third quarter of 1999 associated with the NML investment. BMG intends to amend the appropriate filings with the Securities and Exchange Commission by mid-May 2000.

         Keyes concluded that ultimately, these changes have no impact on the economics or value of BMG and have no effect on the March 31, 2000 results of operations, balance sheet, shareholders equity, or cash position of the Company.



The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document, are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could vary significantly from the estimates presented. Also refer to the cautionary statement contained in the Company's Forms 10-K and 10-Q for the most recent reporting periods.

                                    ####

                           BATTLE MOUNTAIN GOLD COMPANY
                  CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                    Three months ended
                                                                        March 31
                                                                        --------
US$ MILLIONS, EXCEPT PER SHARE AMOUNTS                              2000         1999
--------------------------------------                              ----         ----
                                                                             (as revised)
Sales                                                             $  62.5      $  53.8
                                                                  -------      -------

Costs and expenses
   Production costs                                                  39.4         35.9
   Depreciation, depletion and amortization                          17.5         14.4
   Exploration, evaluation & other lease costs, net                   3.6          3.9
   General and administrative expenses                                3.3          3.4
                                                                  -------      -------
         Total costs and expenses                                    63.8         57.6
                                                                  -------      -------

Operating Loss                                                       (1.3)        (3.8)

   Interest expense                                                  (3.8)        (3.7)
   Interest income                                                    1.1          1.6
   Equity in losses of and impairment charge to Lihir                   -        (12.2)
   Foreign currency exchange gain, net                                0.5          3.1
   Other income, net                                                  0.3          0.5
                                                                  -------      -------

Loss Before Income Taxes                                             (3.2)       (14.5)

   Income tax benefit                                                 0.9          2.1
   Mining tax benefit (expense)                                       0.7         (0.2)
                                                                  -------      -------

Net Loss                                                             (1.6)       (12.6)
    Preferred dividends                                               1.9          1.9
                                                                  -------      -------

Net Loss to Common Shares                                         $  (3.5)     $ (14.5)
                                                                  =======      =======

Loss per Common Share - Basic and Diluted                         $  (.02)     $  (.06)
                                                                  =======      =======

Average Common Shares Outstanding for
   Basic and Diluted Loss per Share Purposes                        229.9        229.8
                                                                  =======      =======

                          BATTLE MOUNTAIN GOLD COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                         March 31,        December 31,
                                                                           2000               1999
                                                                           ----               ----
US$ MILLIONS                                                                              (as revised)
------------
ASSETS
   Current assets
     Cash and cash equivalents                                          $   21.5           $   91.0
     Accounts and notes receivable, net                                     11.8               13.2
     Product inventories                                                    10.7                8.7
     Materials and supplies, net, at average cost                           21.7               22.4
     Marketable equity securities                                           43.9                     -
     Other current assets                                                    9.8                7.9
                                                                        --------           --------
         Total current assets                                              119.4              143.2
                                                                        --------           --------

   Investments
     Investment in Lihir                                                       -               68.4
     Other investments                                                      12.1               10.6
                                                                        --------           --------
         Total investments                                                  12.1               79.0
                                                                        --------           --------

   Restricted cash                                                          40.7               40.0

   Property, plant and equipment, net                                      288.7              299.6

   Other assets                                                              4.7                6.7
                                                                        --------           --------

Total Assets                                                            $  465.6           $  568.5
                                                                        ========           ========


LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities
     Current maturities of long-term debt                               $    7.5           $    2.6
     Debt due upon disposal of assets held for sale                         30.0               30.0
     Accounts payable                                                       14.4               16.0
     Income and mining taxes payable                                        14.6               16.7
     Other current liabilities                                              17.3               23.6
                                                                        --------           --------
         Total current liabilities                                          83.8               88.9

   Long-term debt                                                          161.9              176.8
   Deferred income and mining taxes                                         63.0               64.5
   Other liabilities                                                        54.7               54.5
                                                                        --------           --------
         Total Liabilities                                                 363.4              384.7

   Minority interest                                                         5.7               65.1

   Shareholders' equity                                                     96.5              118.7
                                                                        --------           --------

Total Liabilities and Shareholders' Equity                              $  465.6           $  568.5
                                                                        ========           ========

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                                Three months ended
                                                                                      March 31
                                                                                      --------
US$ MILLIONS                                                                  2000              1999
------------                                                                  ----              ----
                                                                                            (as revised)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                 $  (1.6)         $ (12.6)
   Adjustments to reconcile net loss to net cash flows
     from operating activities:
       Depreciation, depletion and amortization                                17.5             14.4
       Deferred income and mining taxes                                        (1.7)            (2.9)
       Equity in losses of and impairment charge to Lihir                         -             12.2
       Foreign currency exchange gain, net                                     (0.5)            (3.1)
       Change in working capital accounts, net                                 (8.0)            (4.4)
       Other, net                                                              (0.2)            (0.5)
                                                                            -------          -------

Net Cash Flows Provided by Operating Activities                                 5.5              3.1
                                                                            -------          -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                        (9.5)            (9.3)
   Crown Butte liquidating dividend to minority shareholders                      -            (11.0)
   Effects on cash of the Niugini Mining and Lihir merger                     (54.7)               -
   Other, net                                                                  (0.5)             0.2
                                                                            -------          -------

Net Cash Flows Used in Investing Activities                                   (64.7)           (20.1)
                                                                            -------          -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Debt repayments                                                            (10.0)           (11.6)
   Decrease in short-term borrowings                                              -            (14.9)
   Cash dividend payments                                                      (1.9)            (1.9)
   Other, net                                                                  (0.8)             0.1
                                                                            -------          -------

Net Cash Flows Used in Financing Activities                                   (12.7)           (28.3)
                                                                            -------          -------

Effect of Exchange Rate Changes on Cash                                         2.4              1.4
                                                                            -------          -------

Net Decrease in Cash and Cash Equivalents                                     (69.5)           (43.9)
Cash and cash equivalents at beginning of period                               91.0            197.2
                                                                            -------          -------

Cash and Cash Equivalents at End of Period                                  $  21.5          $ 153.3
                                                                            =======          =======

                        BATTLE MOUNTAIN GOLD COMPANY
                   SUPPLEMENTAL INFORMATION - (Unaudited) (1)
          (Data reflects BMG attributable interests, except as noted)
                         (US$, ounces in thousands)

                                                                      Three months ended
                                                                           March 31
                                                                           --------
                                                                      2000         1999
                                                                      ----         ----
GOLDEN GIANT
    Gold ounces recovered                                                89           78
    Silver ounces recovered                                               7            3
--------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                            $  149       $  167
    Depreciation, depletion and amortization                             68           64
    Reclamation and mine closure costs                                    6            4
                                                                     ------       ------
    Total production costs                                           $  223       $  235
--------------------------------------------------------------------------------------------

KORI KOLLO (88% Interest)
    Gold ounces recovered                                                62           64
    Silver ounces recovered                                             132          201
--------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced (2)
    Cash production costs                                            $  201       $  189
    Depreciation, depletion and amortization                             89           85
    Reclamation and mine closure costs                                    5           11
                                                                     ------       ------
    Total production costs                                           $  295       $  285
--------------------------------------------------------------------------------------------

HOLLOWAY (84.65% Interest)
    Gold ounces recovered                                                23           20
--------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                            $  209       $  206
    Depreciation, depletion and amortization                            135          126
    Reclamation and mine closure costs                                    3            2
                                                                     ------       ------
    Total production costs                                           $  347       $  334
--------------------------------------------------------------------------------------------

VERA/NANCY (50% Interest)
    Gold ounces recovered                                                25           14
    Silver ounces recovered                                              19           12
--------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                            $  121       $  116
    Depreciation, depletion and amortization                             51           31
    Reclamation and mine closure costs                                    3            1
                                                                     ------       ------
    Total production costs                                           $  175       $  148
--------------------------------------------------------------------------------------------

============================================================================================

AGGREGATE DATA
    Gold ounces recovered                                               199          176
    Average price per gold ounce realized                            $  290       $  286
    Silver ounces recovered                                             158          216
    Average price per silver ounce realized                          $ 5.09       $ 5.26
--------------------------------------------------------------------------------------------
  Weighted Average Cost per Gold Ounce Produced
    Cash production costs                                            $  168       $  175
    Depreciation, depletion and amortization                             80           76
    Reclamation and mine closure costs                                    5            6
                                                                     ------       ------
    Total production costs                                           $  253       $  257

============================================================================================

                         BATTLE MOUNTAIN GOLD COMPANY
                  SUPPLEMENTAL INFORMATION - (Unaudited) (1)
          (Data reflects BMG attributable interests, except as noted)
                         (US$, ounces in thousands)

                                                                      Three months ended
                                                                           March 31
                                                                           --------
                                                                      2000          1999
                                                                      ----          ----
AGGREGATE DATA (cont.)
   Gold ounces recovered - 100%                                        207          185
   Gold ounces sold - 100%                                             212          186
   Gold ounces sold - BMG share                                        203          177
-------------------------------------------------------------------------------------------

   Silver ounces recovered - 100%                                      176          244
   Silver ounces sold - 100%                                           171          245
   Silver ounces sold - BMG share                                      154          217
===========================================================================================

(1) Cash production costs are presented in accordance with guidelines established by The Gold Institute. In addition to mining, milling and plant level general and administrative expenses, cash production costs include royalties, freight, smelting costs and allowances, and production taxes. Credits for by-product silver and copper are offset against these cash production costs.

(2) Royalties paid to the Bolivian government for the Kori Kollo mine are treated as income tax for per ounce cost calculations and are therefore not included in these cost calculations.



===========================================================================================
                                  DERIVATIVES OUTSTANDING
                                    At April 30, 2000
                                    -----------------
                                                                                   Total or
                                         2000      2001     2002    2003    2004    Average
                                         ----      ----     ----    ----    ----    -------
Call options
      Ounces                                98      140      140     140      18       536
      Average price per ounce            $ 354    $ 359    $ 359   $ 359   $ 375     $ 359

Put options
      Ounces                                98      140      140     140      18       536
      Average price per ounce            $ 297    $ 298    $ 298   $ 298   $ 305     $ 298

Forwards
      Ounces                                25       38       38      38       2       141
      Average price per ounce            $ 315    $ 317    $ 317   $ 317   $ 326     $ 317

===========================================================================================

The put options are the minimum price Battle Mountain will receive, while the call options, having a higher price, allow participation in a rising gold market. All ounces sold through the forwards will be at the stated prices. There are no margin requirements or lease rate exposure on the above derivatives. The above ounces represent between 9% and 24% of production each period through the first quarter of 2004, if fully exercised.